UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TURTLE BEACH CORPORATION
(Name of Registrant as Specified in Its Charter)

THE DONERAIL GROUP LP

THE DONERAIL MASTER FUND LP

WILLIAM WYATT

HARBERT DONERAIL FUND GP LLC

DONERAIL GROUP GP LLC

HARBERT FUND ADVISORS, INC.

HARBERT MANAGEMENT CORPORATION

SCW CAPITAL, LP

SCW CAPITAL QP, LP

SCW CAPITAL MANAGEMENT, LP

TRINITY INVESTMENT GROUP, LLC

ROBERT CATHEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Donerail Group, LP, a Delaware limited partnership (“Donerail”), together with the other participants named herein (collectively, the “Donerail Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to elect its slate of six highly-qualified director nominees at the 2022 annual meeting of shareholders (the “Annual Meeting”), of Turtle Beach Corporation, a Nevada corporation (the “Company”). On May 13, 2022, (the “Effective Date”) in connection with the entry into a cooperation agreement (the “Cooperation Agreement”) with the Company, Donerail withdrew its slate of nominees for election to the Board of Directors of the Company (the “Board”) at the Annual Meeting. Donerail will not vote any proxies received from shareholders of the Company at the Annual Meeting.

Pursuant to the Agreement, as promptly as practicable after the execution of the Agreement, the Board will accept the resignation of one incumbent director, appoint three new directors (collectively, the “Initial New Directors”) to serve on the Board and increase the size of the Board from six to eight members in connection therewith. The three new directors will be selected from five of the Donerail Group’s nominees for the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”), consisting of Terry Jimenez, Kimberly Kreuzberger, Katherine L. Scherping, Brian Stech and Michelle D. Wilson. In addition, the Company agreed to nominate the Initial New Directors for election at the 2022 Annual Meeting. As promptly as practicable after the execution of the Agreement, the Board will accept the resignation of one incumbent director effective immediately. Pursuant to the Agreement, the Company has further agreed to accept the resignation of one additional director (other than the Initial New Directors) promptly after 120 days from the date of the Agreement and, concurrently with such resignation, appoint either William Wyatt or Wesley Calvert, both affiliated with Donerail, as a director (the “Fourth New Director”) to fill the vacancy resulting from such resignation. If either Mr. Wyatt or Mr. Calvert cannot serve or will not be able to serve on the Board, then Donerail will propose additional candidates such that the Board will have at least two candidates to choose from. Promptly after such appointment of the Fourth New Director, the newly constituted Board will initiate a process of identifying and appointing another additional director (the “Fifth New Director,” and collectively with the Initial New Directors and the Fourth New Director, the “New Directors”), who will be mutually agreed upon by the Board and Donerail or otherwise selected pursuant to the terms of the Agreement, and will increase the size of the Board from eight to nine members in connection therewith. During the term of the agreement the Board will not increase the size of the Board to greater than nine members without the unanimous consent of all the members of the Board. Pursuant to the Agreement, if the Company agrees to nominate the Fourth New Director for election at its 2023 annual meeting of stockholders (the “2023 Annual Meeting”) and the Fourth New Director agrees to be nominated, then the Company agreed to also include each of the New Directors and any Replacement Directors (as defined in the Agreement) in the Company’s slate of nominees at the 2023 Annual Meeting.

The Board has formed a Strategic Review Committee (the “Strategic Committee”) for the purpose of overseeing an expanded and wide-ranging process to identify a buyer for the Company. Pursuant to the Agreement, the Strategic Committee will be restructured to be comprised of four directors: two incumbent directors who served on the Board as of the execution of the Agreement and two Initial New Directors. Mr. Wyatt will be permitted to be present as an observer at meetings of the Strategic Committee and, in such capacity, will have the right to notice of and materials provided at the meetings of the Strategic Committee and a reasonable opportunity to review and comment on any public disclosure regarding the committee or other strategic matters. As a condition to such observer rights, Mr. Wyatt is required to enter into a mutually agreed non-disclosure agreement (the “NDA”). Any breach of the NDA will be deemed a material breach of the Agreement by the Donerail Group and will entitle the Company to terminate the Agreement. The Strategic Committee will cease to exist upon the conclusion of the ongoing assessment.

The Agreement also provides that Donerail will maintain certain rights to designate candidates to replace the New Directors pursuant to the terms of the Agreement should any of the New Directors cease to serve as a member of the Board during the term of the agreement, provided that Donerail will no longer have the right to designate such replacement candidates if the Donerail Group ceases to beneficially own, in the aggregate, at least 2.0% of the outstanding shares of the Company’s common stock.

Pursuant to the Agreement, concurrently with the appointment of the Initial New Directors, the Board will appoint one of the Initial New Directors to the Nominating and Governance Committee of the Board.

The Donerail Group has agreed to withdraw its notice of intent to nominate director candidates for election at the 2022 Annual Meeting. The Donerail Group and the Company have each agreed to a general release of each other and their respective affiliates with respect to claims arising on or prior to the date of the Agreement. During the term of the Agreement, the Company and the Donerail Group have agreed that they will not disparage each other or initiate any litigation against each other.

At each annual or special meeting of the Company’s stockholders during the term of the Agreement, the Donerail Group has agreed to vote the shares of the Company’s common stock then held by it in accordance with the Board’s recommendations on all proposals other than proposals with respect to extraordinary transactions. Moreover, other than with respect to certain proposals relating to Board composition, if Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co. (“Glass Lewis”) recommends differently from the Board, the Donerail Group may vote in accordance with the recommendation of either ISS or Glass Lewis.

The Donerail Group has also agreed to certain customary standstill provisions during the term of the Agreement prohibiting it from, among other things, (i) purchasing or otherwise acquiring ownership of any securities of the Company as a result of which the Donerail Group would beneficially own more than 9.9% of the Company’s common stock, subject to certain limited exceptions, (ii) selling, assigning, transferring or disposing of any shares of common stock to any third party if it would result in the third party owning more than 4.9% of the Company’s common stock outstanding at such time or if it would increase the ownership of a third party owning more than 4.9% of the Company’s outstanding common stock, (iii) taking certain actions to change or influence the Board, Company management or the direction of certain Company matters, (iv) soliciting proxies, (v) forming, joining or participating in any group or agreement with respect to any voting securities of the Company, (vi) advising, influencing or encouraging any person with respect to the voting of any securities of the Company, (vii) making any request for the Company’s stockholder list materials or other books and records, (viii) making certain announcements regarding the Company’s transactions, (ix) initiating, making or knowingly participating in any extraordinary transactions, and (x) exercising certain stockholder rights.

The Agreement will terminate upon five business days’ written notice by either party, except that the Agreement will not be terminable until the 30th day prior to the opening of the window for submitting stockholder nominations for the 2023 Annual Meeting. However, if the Company agrees to nominate the Fourth New Director for election at the 2023 Annual Meeting and the Fourth New Director agrees to be nominated, neither party would be permitted to terminate the Agreement until the 30th day before the nomination window opens for the Company’s 2024 annual meeting of stockholders. Notwithstanding the foregoing, the Agreement will terminate immediately upon the entry by the Company into any extraordinary transaction, including a merger, sale or recapitalization of the Company. Each of the Company and the Donerail Group has the right to terminate the Agreement earlier if the other party commits a material breach of the Agreement and such breach is impossible to cure or, if capable of being cured, is not cured within a reasonable amount of time.

The Agreement further provides that the Company shall pay Donerail an amount not to exceed $1,250,000 in the aggregate in exchange for the Donerail Release (as defined in the Agreement) and as reimbursement for its reasonable, documented, out-of-pocket fees and expenses incurred in connection with the matters related to the Annual Meeting.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 99.1 to the Schedule 13D Amendment filed by the Donerail Group on May 17, 2022, which is incorporated herein by reference.